                                                                   EXHIBIT T3A-2

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      WHEELING-PITTSBURGH STEEL CORPORATION

     Incorporated pursuant to a Certificate of Incorporation initially filed by W-P Steel Corporation with the Secretary of State
                  of the State of Delaware on November 20, 1990


         Wheeling-Pittsburgh Steel Corporation, a Delaware corporation, hereby certifies that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware:

         FIRST:  The name of the corporation is:

                     Wheeling-Pittsburgh Steel Corporation.

         SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is Three Thousand (3,000) shares of Common Stock, $0.01 par value per share, amounting in the aggregate to Thirty Dollars ($30.00) of capital stock.

         FIFTH:  The Corporation is to have perpetual existence.

         SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the corporation by statute:

         (a) The election of directors need not be by written ballot.

         (b) The board of directors shall have the power and authority:

             (1) to adopt, amend or repeal by-laws of the corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the by-laws; and

              (2) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the corporation, including after-acquired property, and to exercise all of the powers of the corporation in connection therewith; and

              (3) subject to any provision of the by-laws, to determine
                  whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the corporation except as conferred by statute or authorized by the by-laws or by the board of directors.

         SEVENTH: No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Seventh shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

         EIGHTH:

         (a) The Corporation shall not have the power to effect a "permanent shutdown of any plant, department or substantial portion thereof" of the Corporation, as such quoted phrase is used in the defined benefit pension plan (the "WHX Pension Plan") sponsored by WHX Corporation (such corporation or its successor, if any, "WHX") (a "Permanent Shutdown"), unless (i) such Permanent Shutdown has been approved by (A) the affirmative vote of at least a majority of the entire Board of Directors of the Corporation (including at least a majority of the Independent Directors serving thereon) and (B) until Wheeling-Pittsburgh Corporation (such corporation or its successor, if any, "WPC") ceases to possess, directly or indirectly, the power to direct or cause the direction of management or policies of the Corporation (whether through ownership of securities, by contract or otherwise), the affirmative vote of at least a majority of the entire Board of Directors of WPC (including at least a majority of the Independent Directors serving thereon) and (ii) the Corporation has provided WHX and the Pension Benefit Guaranty Corporation (such corporation or its successor, if any, the "PBGC") at least sixty (60) days' advance written notice thereof. No officer of the Corporation shall take any action to effect a Permanent Shutdown, unless all of the conditions set forth in the immediately preceding sentence have been satisfied.

         (b) The Board of Directors of the Corporation shall include at least one independent director (each such person, an "Independent Director"), as such term is used in Rule 303 of the Rules of the New York Stock Exchange as such Rule is in existence on the date of filing of this Certificate of Incorporation or as such Rule may be subsequently amended, supplemented or restated from time to time.

         (c) The Board of Directors of the Corporation (i) shall cause the Corporation to adopt and implement, within sixty (60) days of the filing of this Certificate of Incorporation, reasonable procedures and policies reasonably calculated to attain compliance with the obligations and responsibilities of the Corporation set forth in a written agreement among the Corporation, WPC, WHX Corporation and the PBGC, dated on or about the date of this Certificate of Incorporation, and (ii) shall annually review such policies and procedures.

         (d) No portion of this Article Eighth may be modified or amended in any way until the first to occur of (i) the tenth anniversary of the date of filing of this Certificate of Incorporation, or (ii) the termination of the WHX Pension Plan in accordance with Title IV of the Employee Retirement Income Security Act of 1974, as amended, or (iii) the Corporation's receipt from the PBGC of written authorization of the proposed modification or amendment; provided, that this Article Eighth shall be inapplicable upon the occurrence of either of the events specified in clauses (i) or (ii) or upon the Corporation's receipt from the PBGC of written approval of the inapplicability of this Article Eleventh.

         Signed this ___ day of ____________, 2003.


                                          By: __________________________________
                                              Name:
                                              Title: